EXHIBIT 99.1

Westmoreland Coal Company	2 N. Cascade Ave., 2nd Floor
(719) 442-2600 — Telephone	Colorado Springs, CO 80903
Westmoreland Reports
Second Quarter 2011 Results
Colorado Springs, CO — August 4, 2011 — Westmoreland Coal Company (NasdaqGM:WLB) today reported its second quarter results for 2011.
Highlights:
•	Q2 2011 coal tons sold decreased 1.7 million tons from Q2 2010 due to the effects of a prolonged hydro-electric season, flooding in Montana and North Dakota, and the expiration of an unprofitable coal contract in December 2010.
•	Operating income decreased $2.3 million from $1.3 million in Q2 2010 to an operating loss of $1.0 million in Q2 2011. Year to date 2011 operating income was $6.4 million compared to 2010 year to date operating income of $6.6 million.
•	Adjusted EBITDA decreased $2.2 million during Q2 2011 to $14.2 million as compared to $16.4 million in Q2 2010. Year to date 2011 Adjusted EBITDA was $37.5 million compared to year to date 2010 Adjusted EBITDA of $37.6 million.
•	Net loss applicable to common shareholders of $7.7 million ($0.59 per basic and diluted share) for Q2 2011 compared to Q2 2010 net income of $0.9 million ($0.09 per basic and diluted share). Second quarter 2010 net income included $4.3 million of income on a fair value adjustment for the conversion feature in the Company’s convertible debt. Year to date net loss for 2011 was $25.7 million compared to a year to date 2010 net loss of $2.3 million. The 2011 net loss includes $17.0 million in charges related to the refinancing of debt in February 2011 and $3.2 million of expense on the conversion feature’s fair value adjustment.
•	Westmoreland again continued its strong safety performance achieving reportable and lost time incident rates approximately 38.5% and 45.2%, respectively, of the national averages for surface operations for the second quarter of 2011.
•	During the second quarter of 2011, Westmoreland’s Beulah Mine received the Rocky Mountain Coal Mining Institute Surface Mine Safety Award, small mine category, for the surface mine with the lowest reportable rate of incidents in the eight-member state region.

“The story of the quarter was water; unprecedented amounts of it,” said Keith E. Alessi, Westmoreland’s President and CEO. “Record snow pack in the Cascade Mountains led to one of the longest hydroelectric seasons in history and negatively impacted sales at three of our mines. Year to date we estimate that we experienced a volume reduction of 1.5 million tons as a result of these conditions. In addition, late in the quarter, historic flood levels were experienced in North Dakota which disrupted rail service out of our WRI mine. These conditions have now abated and we expect our tonnage sales to return to normal during the third quarter. During the quarter our power operation performed extremely well and we did an excellent job of managing controllable costs.”
“We are very pleased with the continuation of our strong safety performance during the second quarter of 2011. We again beat the national surface mine averages and take great pride in the Beulah Mine receiving the Rocky Mountain Coal Mining Institute Surface Mine Safety Award.”
Westmoreland’s second quarter 2010 income included $4.3 million of income from the fair value adjustment on the conversion feature in the Company’s convertible debt. Excluding the fair value adjustment, second quarter 2011 net loss increased by $4.4 million. 2011 year to date net income includes $17.0 million of charges related to the refinancing of debt in February 2011 and $3.2 million of expense on the conversion feature’s fair value adjustment. 2010 year to date net income includes $0.5 million of expense on the fair value adjustment of the conversion feature. Excluding those items, net loss increased by $3.7 million.
The Company’s revenues in Q2 2011 decreased to $112.1 million compared with $127.6 million in Q2 2010. This revenue decrease was driven by lower tonnage sales due to the unusually long hydroelectric season, the flooding conditions, and the December 2010 expiration of an unprofitable coal contract.
Westmoreland’s Adjusted EBITDA decreased to $14.2 million in Q2 2011 from $16.4 million in Q2 2010.
Coal Segment Operating Results
The following table summarizes the Company’s Q2 2011 and Q2 2010 coal segment performance:

	Three Months Ended June 30,
			Increase / (Decrease)
	2011	2010	$	%
Revenues (in thousands)	$90,776	$106,458	$(15,682)	(14.7)%
Operating income (in thousands)	2,080	5,721	(3,641)	(63.6)%
Adjusted EBITDA (in thousands)	13,906	17,675	(3,769)	(21.3)%
Tons sold — millions of equivalent tons	4.4	6.1	(1.7)	(27.9)%
Operating income per ton sold	$0.47	$0.94	$(0.47)	(50.0)%
Westmoreland’s coal revenues for the second quarter of 2011 decreased to $90.8 million compared with $106.5 million in the second quarter of 2010. This $15.7 million decrease was primarily due to favorable hydropower conditions, which displaced Westmoreland’s customers’ coal-generated power. Coal revenues also decreased due to flooding conditions which disrupted rail service to the Absaloka Mine and the expiration of an unprofitable coal contract at the Rosebud Mine.
The Company expects the hydropower conditions impacting its operations to return to normal during the third quarter of 2011.

Power Segment Operating Results
The following table summarizes the Company’s Q2 2011 and Q2 2010 power segment performance:

	Three Months Ended June 30,
			Increase / (Decrease)
	2011	2010	$	%
	(In thousands)
Revenues	$21,364	$21,174	$190	0.9%
Operating income	2,450	1,307	1,143	87.5%
Adjusted EBITDA	5,363	4,002	1,361	34.0%
Megawatts hours	402	368	34	9.2%
The Company’s power segment revenues for the second quarter of 2011 increased to $21.4 million compared to $21.2 million in second quarter 2010. This $0.2 million increase is primarily from increased megawatt hours sold as a result of shorter planned outages.
Power segment operating income increased to $2.5 million in Q2 2011 compared to $1.3 million in Q2 2010 due to decreased maintenance costs.
Heritage Segment Operating Results
The Company’s second quarter 2011 heritage operating expenses of $3.8 million are comparable to the operating expenses for the second quarter of 2010.
Corporate Segment Operating Results
The Company’s corporate segment operating expenses for the second quarter of 2011 of $1.7 million is comparable to $1.9 million in the second quarter of 2010.
Nonoperating Results
The Company’s interest expense for the second quarter of 2011 increased to $7.6 million compared with $5.8 million for the second quarter of 2010. This increase was primarily due to the issuance of the Company’s new notes in February 2011.
The Company’s other income for the second quarter of 2011 decreased to $0.2 million compared with $4.7 million of income for the second quarter of 2010. Excluding the $4.6 million impact of the fair value adjustment on derivatives, other income increased $0.2 million primarily due to gains on sales of securities during the second quarter of 2011.
Cash Flow from Operations and Liquidity
Cash provided by operating activities increased $4.5 million in the six months ended June 30, 2011 compared to the six months ended June 30, 2010, primarily due to favorable changes in working capital.
Safety
Safety performance at Westmoreland mines continued to be significantly better than the national average for surface operations.

	Reportable	Lost Time
Westmoreland Coal	0.75	0.57
National Surface Mine Average	1.95	1.26

Conference Call
A conference call regarding Westmoreland Coal Company’s second quarter 2011 results will be held on Thursday, August 4, 2011, at 10:00 a.m. Eastern Time. Call-in instructions are available on the Company’s web site and have been provided in a separate news release.
Additional Information
Westmoreland Coal Company is the oldest independent coal company in the United States. The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina. For more information visit www.westmoreland.com.
Cautionary Note Regarding Forward-Looking Statements
This news release contains “forward-looking statements.” Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. Examples of forward-looking statements include, but are not limited to the Company’s expectation that its tonnage sales will return to normal during the third quarter and that hydropower conditions impacting its operations will return to normal during the third quarter of 2011.
Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward-looking. The Company cautions you therefore against relying on any of these forward-looking statements. They are statements neither of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include political, economic, business, competitive, market, weather and regulatory conditions and the following:
•	changes in the Company’s postretirement medical benefit and pension obligations and the impact of recently enacted healthcare legislation;
•	changes in the Company’s black lung obligations, changes in the Company’s experience related to black lung claims, and impact of the recently enacted healthcare legislation;
•	the Company’s potential inability to expand or continue current coal operations due to limitations in obtaining bonding capacity for new mining permits;
•	the Company’s potential inability to maintain compliance with debt covenant requirements;
•	the potential inability of the Company’s subsidiaries to pay dividends to them due to restrictions in the Company’s debt arrangements, reductions in planned coal deliveries or other business factors;
•	the Company’s potential inability to enter into new coal supply agreements with existing customers due to the unfavorable result of competitive bid processes or the shutdown of a power facility due to new environmental legislation or regulations;
•	risks associated with the structure of ROVA’s contracts with its lenders, coal suppliers and power purchaser, which could dramatically affect the overall profitability of ROVA;

•	the effect of Environmental Protection Agency inquiries and regulations on the operations of ROVA;
•	the effect of prolonged maintenance or unplanned outages at the Company’s operations or those of its major power generating customers, including unplanned outages at its customers due to the impact of weather-related variances;
•	future legislation and changes in regulations, governmental policies and taxes, including those aimed at reducing emissions of elements such as mercury, sulfur dioxides, nitrogen oxides, particulate matter or greenhouse gases; and
•	the other factors that are described in “Risk Factors” in the Company’s Form 10-K for fiscal year 2010.
Any forward-looking statements made by the Company in this news release speaks only as of the date on which it was made. Factors or events that could cause the Company’s actual results to differ may emerge from time-to-time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.
# # #
Contact: Kevin Paprzycki (719) 442-2600

Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(In thousands, except per share data)
Revenues	$112,140	$127,632	$239,904	$254,071

Cost, expenses and other:
Cost of sales	91,289	104,481	188,799	202,158
Depreciation, depletion and amortization	11,004	11,078	22,249	22,471
Selling and administrative	9,035	9,673	18,340	19,648
Heritage health benefit expenses	3,441	3,394	7,219	7,309
Loss (gain) on sales of assets	241	19	324	90
Other operating income	(1,870)	(2,346)	(3,467)	(4,252)

	113,140	126,299	233,464	247,424

Operating income (loss)	(1,000)	1,333	6,440	6,647

Other income (expense):
Interest expense	(7,645)	(5,767)	(14,612)	(11,490)
Loss on extinguishment of debt	—	—	(17,030)	—
Interest income	329	367	711	777
Other income (loss)	240	4,726	(2,777)	891

	(7,076)	(674)	(33,708)	(9,822)

Income (loss) before income taxes	(8,076)	659	(27,268)	(3,175)
Income tax benefit from operations	(161)	(47)	(621)	(137)

Net income (loss)	(7,915)	706	(26,647)	(3,038)
Less net loss attributable to noncontrolling interest	(508)	(553)	(1,630)	(1,443)

Net income (loss) attributable to the Parent company	(7,407)	1,259	(25,017)	(1,595)
Less preferred stock dividend requirements	340	340	680	680

Net income (loss) applicable to common shareholders	$(7,747)	$919	$(25,697)	$(2,275)

Net income (loss) per share applicable to common shareholders:
Basic	$(0.59)	$0.09	$(2.01)	$(0.21)
Diluted	(0.59)	0.09	(2.01)	(0.21)

Weighted average number of common shares outstanding:
Basic	13,200	10,654	12,789	10,588
Diluted	13,200	10,704	12,789	10,588

Net income (loss) (from above)	$(7,915)	$706	$(26,647)	$(3,038)
Other comprehensive income (loss):
Amortization of accumulated actuarial gains or losses, pension	385	436	770	664
Amortization of accumulated actuarial gains or losses and transition obligations and prior service costs, postretirement medical benefits	(72)	(70)	(144)	(138)
Tax effect of other comprehensive income gains	(57)	—	(167)	—
Unrealized and realized gains and losses on available-for-sale securities	(161)	(108)	(191)	(607)

Comprehensive income (loss)	$(7,820)	$964	$(26,379)	$(3,119)

See accompanying Notes to Consolidated Financial Statements.

Westmoreland Coal Company and Subsidiaries
Summary Financial Information (Unaudited)

	Six Months Ended June 30,
	2011	2010
	(In thousands)
Cash Flow
Net cash provided by operating activities	$24,320	$19,848
Net cash used in investing activities	(14,477)	(7,896)
Net cash provided by (used in) financing activities	26,120	(11,785)

	June 30,	December 31,
	2011	2010
	(In thousands)
Balance Sheet Data (Unaudited)
Total assets	$772,369	$750,306
Total debt	$290,669	$242,104
Working capital deficit	$(8,641)	$(35,793)
Total deficit	$(180,207)	$(162,355)
Common shares outstanding	13,237	11,161

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(In thousands)
Adjusted EBITDA by Segment
Coal	$13,906	$17,675	$35,191	$37,913
Power	5,363	4,002	12,715	10,883
Heritage	(3,817)	(3,761)	(7,987)	(8,016)
Corporate	(1,204)	(1,532)	(2,387)	(3,167)

Total	$14,248	$16,384	$37,532	$37,613

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(In thousands)
Reconciliation of Adjusted EBITDA to net loss
Net income (loss)	$(7,915)	$706	$(26,647)	$(3,038)

Income tax benefit from continuing operations	(161)	(47)	(621)	(137)
Other loss (income)	(240)	(4,726)	2,777	(891)
Interest income	(329)	(367)	(711)	(777)
Loss on extinguishment of debt	—	—	17,030	—
Interest expense	7,645	5,767	14,612	11,490
Depreciation, depletion and amortization	11,004	11,078	22,249	22,471
Accretion of ARO and receivable	2,700	2,837	5,400	5,840
Amortization of intangible assets and liabilities	164	151	327	236

EBITDA	12,868	15,399	34,416	35,194

Loss on sale of assets	241	19	324	90
Share-based compensation	1,139	966	2,792	2,329

Adjusted EBITDA	$14,248	$16,384	$37,532	$37,613

EBITDA and Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. EBITDA and Adjusted EBITDA are included in this news release because they are key metrics used by management to assess the Company’s operating performance and the Company believes that EBITDA and Adjusted EBITDA are useful to an investor in evaluating the Company’s operating performance because these measures:
•	are used widely by investors to measure a company’s operating performance without regard to items excluded from the calculation of such terms, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors; and
•	help investors to more meaningfully evaluate and compare the results of the Company’s operations from period to period by removing the effect of the Company’s capital structure and asset base from its operating results.
Neither EBITDA nor Adjusted EBITDA is a measure calculated in accordance with GAAP. The items excluded from EBITDA and Adjusted EBITDA are significant in assessing the Company’s operating results. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, analysis of the Company’s results as reported under GAAP. For example, EBITDA and Adjusted EBITDA:
•	do not reflect the Company’s cash expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments;
•	do not reflect income tax expenses or the cash requirements necessary to pay income taxes;
•	do not reflect changes in, or cash requirements for, the Company’s working capital needs; and
•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on certain of the Company’s debt obligations.

In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Other companies in the Company’s industry and in other industries may calculate EBITDA and Adjusted EBITDA differently from the way that the Company does, limiting their usefulness as comparative measures. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to the Company to invest in the growth of its business. The Company compensates for these limitations by relying primarily on its GAAP results and using EBITDA and Adjusted EBITDA only as supplemental data.